SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  China Finance Inc.

Address of Principal Business Office:

111 Pavonia Avenue, Suite 615
Jersey City, NJ 07310

Telephone: 201-216-0880

Agent for Service of Process:

Wei Wei
111 Pavonia Avenue, Suite 615
Jersey City, NJ 07310

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/
NO /   /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf on the 15th day of June, 2007.

Signature:China Finance, Inc. By: /s/ Zhiyong Xu Zhiyong Xu Chief Executive Officer

Attest: /s/ Liang Liao
Name: Liang Liao
Title: Chief Financial Officer